 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-265065

PROSPECTUS SUPPLEMENT NO. 6
(to prospectus dated June 3, 2022)
Up to 1,342,076 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 3, 2022 (the “Prospectus”), related to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus (the “Selling Securityholders”) of up to an aggregate of 1,291,492 shares of our common stock, $0.0001 par value per share (“Common Stock”) issuable upon vesting of 1,291,492 restricted stock units (“Physician RSUs”) originally issued to certain physicians in our TOI PCs in connection with the Business Combination and 50,584 Earnout Shares held by one of our executive officers. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to the Prospectus.
This prospectus supplement updates and supplements the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 1, 2022 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus supplement complies with the requirements that apply to an issuer that is an emerging growth company.
Our Common Stock and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “TOI” and “TOIIW,” respectively. On November 30, 2022, the closing price of our Common Stock was $1.41 and the closing price for our Public Warrants was $0.125.
We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

See “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before investing in our Common Stock or Warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 1, 2022.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Accounting Officer

On November 27, 2022, Diona Simoneit, Chief Accounting Officer and principal accounting officer of The Oncology Institute, Inc. (the “Company”), notified the Company of her intent to resign from her position, effective December 9, 2022. Ms. Simoneit’s resignation is not a result of any disagreement with the Company or its board of directors, or any matter relating to the Company’s operations, policies or practices. Following her departure, Mihir Shah, the Company’s Chief Financial Officer and principal financial officer, will serve as the Company’s principal accounting officer. Mr. Shah will not receive any additional compensation in connection with assuming such duties, has no family relationship with any director or executive officer of the Company and has not been a party to any transaction with the Company that is required to be reported in this Current Report on Form 8-K. Mr. Shah’s biographical information is contained in the Company’s 2022 definitive proxy statement on Schedule 14A, which was filed with the U.S. Securities and Exchange Commission on June 3, 2022.